AMENDMENT NO. 1 TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TEEKAY OFFSHORE PARTNERS L.P.

This AMENDMENT NO. 1 TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "**Amendment**") dated as of March 24, 2020, of Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the "**Partnership**"), is entered into by Altera Infrastructure GP L.L.C., a Marshall Islands limited liability company (the "**General Partner**").

WITNESSETH

WHEREAS, the Partnership was formed upon the filing of a certificate of limited partnership with the Registrar of Corporation of the Republic of the Marshall Islands on August 31, 2006 (the "**Certificate of Limited Partnership**") and is governed by that certain Seventh Amended and Restated Agreement of Limited Partnership of Teekay Offshore Partners L.P. dated as of January 22, 2020 (including all exhibits, schedules and annexes thereto, the "**LP Agreement**");

WHEREAS, pursuant to Section 13.1(a) of the LP Agreement, the General Partner approved the change of the name of the Partnership from "Teekay Offshore Partners L.P." to "Altera Infrastructure L.P.";

WHEREAS, on or about the date hereof, the Partnership filed an amendment to the Certificate of Limited Partnership of the Partnership in the office of the Registrar of Corporation of the Republic of the Marshall Islands changing the Partnership's name from "Teekay Offshore Partners L.P." to "Altera Infrastructure L.P.", which filing is hereby ratified in all respects, it being noted that the General Partner recently changed its name to Altera Infrastructure GP L.L.C.;

WHEREAS, the General Partner, after a determination that adding such a provision does not adversely affect the limited partners in any material respect, also added a provision to the Certificate of Limited Partnership acknowledging that the Partnership will comply with all statutory recordkeeping obligation; and

WHEREAS, the General Partner desires to amend the LP Agreement as herein set forth to reflect these name changes.

NOW, THEREFORE, the General Partner does hereby amend the LP Agreement as follows:

Section 1. Amendments.

a) All references to "Teekay Offshore Partners L.P." within the LP Agreement shall henceforth be amended to be references to "Altera Infrastructure L.P.".

b) All references to "Teekay Offshore GP L.L.C." within the LP Agreement shall henceforth be amended to be references to "Altera Infrastructure GP L.L.C."

Section 2. Except as expressly provided in this Amendment, the terms and conditions of the LP Agreement are and remain in full force and effect.

Section 3 This Agreement shall be construed in accordance with and governed by the laws of the Marshall Islands, without regard to the principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date first written above.

ALTERA INFRASTRUCTURE GP L.L.C.

By: ______________________
Edith Robinson
Secretary